Exhibit 99.01

Fairchild Announces New $150 Million Share Buyback Authorization

Fairchild (NASDAQ: FCS), a leading global supplier of power semiconductors, announced today that its Board of Directors has authorized the company to repurchase up to $150 million of common stock during the next twelve months. Fairchild will repurchase shares at times and prices considered appropriate by the company.

“This new authorization from the board supports our current capital allocation policy to return excess free cash flow to shareholders,” said Mark Thompson, Fairchild’s chairman and CEO. “Fairchild has repurchased more than 13 million shares at an average price of less than $15 since December of 2013. Fairchild is focused on increasing shareholder value through solid improvements in profitability and cash flow coupled with our commitment to return excess free cash flow to shareholders.”

Special Note on Forward Looking Statements:

In addition to the historical information contained herein, some of the paragraphs above contain forward-looking statements that are inherently subject to risks and uncertainties, including but not limited to statements regarding our policy to return our excess free cash flow to shareholders and the size, timing and number of shares to be repurchased. These statements are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.